UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 20, 2003

SIMULA, INC.

(Exact name of registrant as specified in its chapter)

Arizona	1-12410	86-0320129

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7822 South 46th Street	Phoenix, Arizona	85044

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (602) 643-7233

2625 South Plaza Drive, Suite 100, Tempe, Arizona 85282

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

On November 20, 2003, Simula, Inc., an Arizona corporation (the “Company”), provided an updated estimate of merger consideration payable to shareholders in connection with the pending merger with Armor Holdings, Inc. (NYSE: AH). Simula’s proxy statement provides for periodic updates of such estimated consideration. Simula’s management estimated as of November 18, 2003 that the merger consideration payable to shareholders pursuant to the merger agreement will be approximately $43.3 million or approximately $3.19 per share. Estimates of merger consideration are subject to adjustment, and there is no floor or minimum on the merger consideration to be paid by Armor Holdings for each share of Simula common stock. This estimate is for the purposes of illustration only, and the actual, final per share merger consideration payable to Simula’s shareholders is subject to numerous factors and variables. Comprehensive information on the merger and merger consideration is set out in Simula’s proxy statement dated November 10, 2003, filed with the Securities and Exchange Commission, and available on Simula’s website at www.simula.com.

Simula will provide its shareholders further updated information regarding the calculation of the estimated per share merger consideration to be paid by Armor Holdings for each share of Simula common stock under the merger agreement, by the issuance of subsequent press releases on November 28, 2003 and on or before December 4, 2003, the filing of forms 8-K under Sections 13 or 15(d) of the Securities Exchange Act of 1934 with the Securities and Exchange Commission, and the posting of press releases and Forms 8-K on Simula’s website at www.simula.com.

Simula has scheduled a special meeting of its shareholders to vote upon a proposal to approve and adopt the merger agreement and approve the merger on December 5, 2003.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits. The following exhibits are included pursuant to Item 601 of Regulation S-K.

No.	Description

99.1	Press Release, dated November 20, 2003, issued by Simula, Inc. to provide update to estimated merger consideration

SIGNATURES
EXHIBIT INDEX
Exhibit 99.1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMULA, INC.

Dated: November 20, 2003	/s/ John A. Jenson

Chief Financial Officer

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EXHIBIT INDEX

Exhibits. The following exhibit is included pursuant to Item 601 of Regulation S-K

No.	Description

99.1	Press Release, dated November 20, 2003, issued by Simula, Inc. to provide update to estimated merger consideration

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